360 FUNDS
4520 Main Street, Suite 1425
Kansas City, MO 64111

FORESIDE DISTRIBUTION SERVICES, L.P.
Three Canal Plaza, Suite 100
Portland, ME 04101

June 11, 2014

VIA EDGAR

U.S. Securities and Exchange Commission
Filing Desk
100 F Street, N.E.
Washington, DC 20549

RE:	360 Funds (the “Trust”) (File No. 333-195775)

Dear Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned hereby requests the acceleration of the effective date of Pre-Effective Amendment No. 3 to the Registration Statement of the above-reference investment company as filed on Form N-14, with respect to the IMS Capital Value Fund, IMS Strategic Income Fund, and IMS Dividend Growth Fund, to Friday, June 13, 2014, or such other earlier date as the Commission decides.

Very truly yours,

360 FUNDS

By:	/s/ Randall Linscott
Randall Linscott, President

FORESIDE DISTRIBUTION SERVICES, L.P.

By:	/s/ Mark A. Fairbanks
Mark A. Fairbanks, President

cc:	Ms. Deborah O’Neal-Johnson
Division of Investment Management
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549